                         ABC RAIL PRODUCTS CORPORATION

                                  the Company

                                      AND

                        FIRST TRUST NATIONAL ASSOCIATION

                                  the Trustee

                                      ____

                         SECOND SUPPLEMENTAL INDENTURE



                          Dated as of December 1, 1997



                           Supplementing that certain


                                   Indenture


                          Dated as of January 15, 1997

                     as heretofore supplemented and amended
                  through and including the First Supplemental
                        Indenture dated January 15, 1997

                         SECOND SUPPLEMENTAL INDENTURE

     This SECOND SUPPLEMENTAL INDENTURE dated as of December 1, 1997 (this "Amendment") is made and entered into by and between ABC RAIL PRODUCTS CORPORATION, a Delaware corporation (the "Company"), and FIRST TRUST NATIONAL ASSOCIATION, Chicago, Illinois, a national banking association, as trustee (the "Trustee") under the Indenture dated as of January 15, 1997 (as heretofore supplemented and amended through and including the First Supplemental Indenture dated January 15, 1997, the "Indenture"), between the Company and the Trustee. Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.


                                    RECITALS

     WHEREAS, pursuant to Sections 301 and 303 of the Indenture, the Company has heretofore executed the Officer's Certificate dated as of January 28, 1997 (the "Officer's Certificate") establishing the provisions of a series of Securities under the Indenture entitled "9 1/8% Senior Subordinated Notes Due 2004" (the "2004 Notes");

     WHEREAS, it is currently necessary for the Company to restate its consolidated financial statements for the fiscal year ended July 31, 1996;

     WHEREAS, as a result of the restatement of the Company's consolidated financial statements for the fiscal year ended July 31, 1996, the Company's Consolidated Net Worth (as defined in the Officer's Certificate) as of October 31, 1996 increased from approximately $55.1 million to approximately $56.6 million;

     WHEREAS, pursuant to Section 901(2) of the Indenture, without the consent of any Holders, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture, in form satisfactory to the Trustee and the Company, to, among other things, add to the covenants of the Company for the benefit of the Holders of all or any series of Securities;

     WHEREAS, the Company and the Trustee desire to amend one of the covenants of the Company contained in the Officer's Certificate for the benefit of the holders of the 2004 Notes in order to reflect the restatement by the Company of its consolidated financial statements for the fiscal year ended July 31, 1996;

     WHEREAS, this Amendment has been authorized by a Board Resolution;

     WHEREAS, the amendment to the Officer's Certificate that is contemplated by this Amendment adds to the covenants of the Company for the benefit of the Holders of the 2004 Notes and is not otherwise prohibited by Section 902 of the Indenture;

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:



                             ARTICLE I  AMENDMENTS
                             ---------------------

     Section 1.1 Definitions. Capitalized terms used in this Article I shall have the meanings assigned such terms in the Officer's Certificate.

     Section 1.2 Consolidated Net Worth. Subparagraph (b) of Paragraph 10 of the Officer's Certificate is hereby amended to read as follows:

          "The Company will maintain Consolidated Net Worth at the end of each of its fiscal quarters at an amount not less than the sum of (i) $56.6 million, plus (ii) 35% of Consolidated Net Income for each of its fiscal quarters occurring after October 31, 1996 plus (iii) 85% of the amount of the net proceeds from the sale of any of the Company's or its Subsidiaries' capital stock, options or warrants computed on a cumulative basis;"


                           ARTICLE II  MISCELLANEOUS
                           -------------------------

     Section 2.1 Severability. If any provision of this Amendment is held to be in conflict with any applicable statute or rule of law, or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other part or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

     The invalidity of any one or more phrases, sentences, clauses or Sections of this Amendment shall not affect the remaining portions of this Amendment, or any part hereof.

     Section 2.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

     Section 2.3 Execution in Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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                                       2

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and attested in their names by their respective duly authorized officers, all as of the day and year first above written.

                              ABC RAIL PRODUCTS CORPORATION


                              /s/ D. Chisholm MacDonald
                              ---------------------------------------------
                              D. Chisholm MacDonald
                              Executive Vice President - Administration and Development and Chief Financial Officer
(SEAL)

Attest:


/s/ Charles E. Self
--------------------------
Charles E. Self
Corporate Treasurer


                              FIRST TRUST NATIONAL ASSOCIATION, as Trustee


                              By:/s/ Larry Kusch
                                 ------------------------------
                              Title:  Assistant Vice President
(SEAL)

Attest:


/s/ H.H. Hall, Jr.
---------------------------
Title:  Assistant Secretary

                                       3